EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-269563) and on Form S-8 (No. 333-116093, No. 333-173175, No. 333-182934, No. 333-201332, No. 333-231651, No. 333-248503, and No. 333-279727) of our report dated March 11, 2026, with respect to the consolidated financial statements of Travelzoo.

/s/ KPMG LLP
New York, New York
March 11, 2026